UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2021

KORE Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	(001-40856)	86-3078783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

877-710-5673

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Romil Bahl (President, Chief Executive Officer and Director)

Puneet Pamnani (Executive Vice President and Chief Financial Officer)

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

877-710-5673

(Name, address, including zip code, and telephone number, including area code, of agent for service)

King Pubco, Inc.

875 Third Avenue

New York, New York 10022

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	KORE	The New York Stock Exchange
Warrants to purchase common stock	KORE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Merger Transaction

As previously announced, KORE Group Holdings, Inc. (f/k/a King Pubco, Inc.) (the “Company” or “Pubco”), a Delaware corporation, previously entered into an Agreement and Plan of Merger dated March 12, 2021, as amended on July 27, 2021 and September 21, 2021 (the “Merger Agreement”), by and among Pubco, Cerberus Telecom Acquisition Corp., a Delaware corporation (“CTAC”), King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation, King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company, and Maple Holdings Inc. (“KORE”), a Delaware corporation.

As previously reported on the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 29, 2021, CTAC held a special meeting, at which CTAC’s shareholders voted to approve the proposals outlined in the proxy statement filed by CTAC with the SEC on August 13, 2021 (the “Proxy Statement/Prospectus”), including, among other things, the adoption of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement.

Starting on September 29, 2021 and concluding on September 30, 2021, as contemplated by the Merger Agreement and as described in the section titled “Proposal No. 1—The Business Combination Proposal” of the Proxy Statement/Prospectus (i) CTAC merged with and into LLC Merger Sub (the “Pubco Merger”), with LLC Merger Sub being the surviving entity of the Pubco Merger and Pubco as parent of the surviving entity, (ii) immediately prior to the First Merger (as defined below), Cerberus Telecom Acquisition Holdings, LLC (the “Sponsor”) contributed 100% of its equity interests in Corp Merger Sub to Pubco (the “Corp Merger Sub Contribution”), as a result of which Corp Merger Sub became a wholly owned subsidiary of Pubco, (iii) following the Corp Merger Sub Contribution, Corp Merger Sub merged with and into KORE (the “First Merger”), with KORE being the surviving corporation of the First Merger, and (iv) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE merged with and into LLC Merger Sub (the “Second Merger” and, together with the First Merger, being collectively referred to as the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing (the “Closing”) of the Transactions, the “Business Combination”), with LLC Merger Sub being the surviving entity of the Second Merger and Pubco being the sole member of LLC Merger Sub. In connection with the Business Combination, Pubco changed its name to “KORE Group Holdings, Inc.”

The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K (this “Report”) and is incorporated herein by reference.

PIPE Investment

As previously announced, concurrently with the execution of the Merger Agreement, CTAC entered into certain subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate 22,500,000 shares of common stock of Pubco, par value $0.0001 per share (“Pubco Common Stock”) at $10.00 per share, for an aggregate purchase price equal to $225,000,000 (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the Closing.

Terms used but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus and such definitions are incorporated herein by reference. Unless the context otherwise requires, references in this Current Report on Form 8-K to “we,” “us,” “our” and the “Company” refer to KORE Group Holdings, Inc. and its subsidiaries.

Item 1.01 Entry into a Material Definitive Agreement.

Investor Rights Agreement

On September 30, 2021, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Pubco, the Sponsor, certain stockholders of KORE and the other parties thereto entered into an Investor Rights Agreement, (the “Investor Rights Agreement”) setting forth the parties’ rights and obligations with respect to the designation, removal and replacement of directors of Pubco and the registration for resale of certain shares of Pubco Common Stock and other equity securities of Pubco that are held by the parties thereto from time to time.

Such description is qualified in its entirety by the text of the Investor Rights Agreement, which is included as Exhibit 10.2 to this Report and is incorporated herein by reference.

Backstop Agreement

As previously announced, KORE Wireless Group, Inc. (the “KORE Wireless”), a Delaware corporation and wholly owned subsidiary of KORE, entered into a backstop financing agreement (the “Backstop Agreement”) with an affiliate of Fortress Credit Corp. (“Fortress”) pursuant to which Fortress agreed to make additional financing available to help satisfy any shortfall in the minimum cash condition arising as a result of redemptions by the public shareholders of CTAC at Closing.

In such regard, concurrently with the Closing, KORE Wireless, borrowed $95 million in exchange of senior unsecured exchangeable notes due 2028 (“Backstop Notes”) pursuant to an indenture, dated September 30, 2021, by and among Pubco, KORE Wireless and Fortress (the “Indenture”). The Backstop Notes were issued at par, bearing interest at the rate of 5.50% per annum, and a maturity of seven years. The Backstop Notes are guaranteed by Pubco and may be exchangeable into Pubco Common Stock at $12.50 per share. At any time after the 2-year anniversary of the issuance of the Backstop Notes, Pubco may redeem the Backstop Notes for cash, force an exchange into shares of its common stock at $16.25 per share or settle with a combination of cash and an exchange. The Backstop Agreement contains a customary six-month lock up following the Closing, which prohibits Fortress from hedging the Backstop Notes by short selling Pubco’s Common Stock or hedging the notes via Pubco’s warrants or options.

Such description is qualified in its entirety by the text of the Indenture, which is included as Exhibit 10.4 to this Report and is incorporated herein by reference.

Commitment Letter

On October 1, 2021, Pubco countersigned a commitment letter (the “Commitment Letter”) pursuant to which Fortress will make additional financing available to Pubco subject to certain terms and conditions, for up to $25,000,000 of additional notes under the Indenture to entered into in connection with the backstop financing agreement dated as of July 27, 2021 by and among KORE Wireless Group, Inc., a Delaware corporation and wholly owned subsidiary of KORE, and an affiliate of Fortress. The commitment will remain available until October 31, 2021. Upon entering into definitive documentation, the Sponsor has agreed to contribute 100,000 shares of Pubco Common Stock to LLC Merger Sub, which shares will be transferred by LLC Merger Sub to Fortress, as a commitment fee, pursuant to the terms and upon the conditions set forth in the Commitment Letter.

Indemnification Agreements

In connection with the Closing, Pubco has entered into indemnification agreements with each of its directors and executive officers. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and executive officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. Pubco must indemnify its directors and executive officers against all reasonable direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require Pubco to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or executive officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by Pubco. The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The foregoing description of the indemnification agreements is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note—Merger Transaction” above is incorporated into this Item 2.01 by reference.

On October 1, 2021, the Company issued a press release announcing the Closing. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as Pubco was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Current Report on Form 8-K, Pubco has ceased to be a shell company. Accordingly, Pubco is providing the information below that would be included in a Form 10 if Pubco were to file a Form 10. Please note that the information provided below relates to Pubco as the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Report includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions, forecasts or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report and include statements regarding our intentions, beliefs and current expectations and projections concerning, among other things, the Transactions, the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, forecasts and projections concerning future events impacting the Company.

Forward-looking statements in this Report may include, for example, statements about:

•	our ability to develop and introduce new products and services successfully;

•	our ability to compete in the market in the market in which we operate;

•	our ability to meet the price and performance standards of the evolving 5G New Radio products and technologies;

•	our ability to expand our customer reach/reduce customer concentration;

•	our ability to grow the IoT and mobile portfolio outside of North America;

•	our ability to make scheduled payments on or to refinance our indebtedness;

•	our ability to introduce and sell new products that comply with current and evolving industry standards and government regulations;

•	our ability to develop and maintain strategic relationships to expand into new markets;

•	our ability to properly manage the growth of our business to avoid significant strains on our management and operations and disruptions to our business;

•	our reliance on third parties to manufacture components of our solutions;

•	our ability to accurately forecast customer demand and timely delivery of sufficient product quantities;

•	our reliance on sole source suppliers for some products and devices used in our solutions;

•	the continuing impact of uncertain global economic conditions on the demand for our products;

•	the impact of geopolitical instability on our business;

•

the emergence of global public health emergencies, such as the outbreak of the 2019 novel coronavirus, now known as “COVID-19,” which could extend lead times in our supply chain and lengthen sales cycles with our customers;

•	direct and indirect effects of COVID-19 on our employees, customers and supply chain and the economy and financial markets;

•	the impact that new or adjusted tariffs may have on the costs of components or our products, and our ability to sell products internationally;

•	our ability to be cost competitive while meeting time-to-market requirements for our customers;

•	our ability to meet the product performance needs of our customers in wireless broadband data access markets;

•	demand for software-as-a-service telematics solutions;

•	our dependence on wireless telecommunication operators delivering acceptable wireless services;

•	the outcome of any pending or future litigation, including intellectual property litigation;

•	infringement claims with respect to intellectual property contained in our solutions;

•	our continued ability to license necessary third-party technology for the development and sale of our solutions;

•	the introduction of new products that could contain errors or defects;

•	conducting business abroad, including foreign currency risks;

•	the pace of 5G wireless network rollouts globally and their adoption by customers;

•	our ability to make focused investments in research and development;

•	our ability to hire, retain and manage additional qualified personnel to maintain and expand our business.

•	the projected financial information, anticipated growth rate, and market opportunity of KORE, and estimates of expenses and profitability;

•	the potential liquidity and trading of public securities; and

•	the ability to raise financing in the future.

The forward-looking statements contained in this Report are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Transactions and the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The Company’s business is described in the Proxy Statement/Prospectus in the section titled “Information About KORE”, which is incorporated herein by reference.

Risk Factors

Risks associated with the Company’s business are described in the Proxy Statement/Prospectus in the section titled “Risk Factors” and are incorporated herein by reference.

Financial Information

The selected historical financial information as of and for the three months ended March 31, 2021 and 2020 and as of and for the years ended December 31, 2020 and 2019 for KORE is included in the Proxy Statement/Prospectus in the section entitled “KORE’s Summary Historical Financial Information” of the Proxy Statement/Prospectus, is incorporated herein by reference.

The unaudited financial statements of CTAC for the three months ended March 31, 2021 and as of December 31, 2020 and for the three months ended March 31, 2021 and for the period from September 8, 2020 (inception) through December 31, 2020 are set forth in Prospectus in the section entitled “CTAC’s Summary Historical Financial Information” and are incorporated herein by reference.

The unaudited condensed consolidated financial statements of KORE as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 are set forth in Exhibit 99.2 hereto and are incorporated herein by reference.

The unaudited pro forma combined financial information of KORE as of June 30, 2021 and for the six months ended June 30, 2021 and year ended December 31, 2020 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the “KORE’s Selected Historical Financial Information” section of the Proxy Statement/Prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Maple Holdings Inc. was the parent entity of KORE Wireless, its wholly owned and principal operating subsidiary prior to the Closing. KORE Wireless’ corporate headquarters are located in Alpharetta, Georgia and incorporated in Delaware.

KORE is one of the largest global independent IoT companies enabling mission-critical CaaS, or “Connectivity” for reporting purposes, IoT solutions and Analytics (or simply “IoT Solutions” for reporting purposes) to enterprise customers across five key industry verticals, comprising (i) Connected Health, (ii) Fleet Management, (iii) Asset Monitoring, (iv) Communications Services and (v) Industrial IoT (or “IIoT”).

Example customer use cases across our five key verticals are illustrated below:

•

Connected Health: Remote patient monitoring and telemedicine enabled by connected medical devices, IoT device enabled clinical drug trials, mPERS connected emergency devices, connected medical equipment diagnostics, electronic visit verification

•

Fleet Management: Stolen vehicle recovery location tracking, connected cameras for tracking vehicle driving conditions and driver behaviour, connected route optimization, fuel consumption optimization, connected preventive maintenance, usage-based insurance, connected cars

•

Asset Monitoring: Home/business security sensor and camera solutions, offender tracking through ankle bracelets, tank monitoring, supply chain inventory and asset tracking, fuel pipeline flow monitoring

•

Communication Services: IoT and consumer service providers, carrier IoT business units, enterprise connectivity / failsafe, private networking - we may provide Connectivity Enablement as a Service for some of these customers

•

Industrial IoT: Smart utilities / meters, smart cities / buildings, smart factories, field service automation, manufacturers of smart or connected products Providing global connectivity to devices across the globe, over different networks and protocols is a highly complex undertaking.

KORE’s portfolio of IoT Connectivity capabilities, proprietary technology and IP stack, combined with its vast network of 44 carrier integrations globally enables the Company to be a market leader in working with enterprise customers. Apart from basic IoT Connectivity, we also provide connectivity enablement services to enable other service providers to provide IoT connectivity.

Successful deployment of IoT solutions is extremely complex; notably, some of the significant challenges in IoT deployment include:

•	Lack of readily available in-house IoT resources and expertise

•	Significant time required to get to market

•	High failure rate of IoT initiatives

•	A highly fragmented vendor landscape

•	Ecosystem that is quickly evolving and changing rapidly

•	Substantial and increasing regulatory/compliance issues

•	Interoperability and compatibility with assorted technologies

Starting with the hiring of the current management team in late 2017 and early 2018, KORE has been executing a multi-year strategic transformation program to transform from a ‘connectivity only’ player to a market leading, global enabler of IoT providing Connectivity, IoT Solutions and Analytics. The elements of this transformation program are building the core technology platform of the future ‘KORE One’, building IoT Solutions products and a strategic repositioning of the company in the market including strategic M&A. This multi-year strategic transformation program is expected to be complete by end of 2022. As a result of this transformation program:

•	We believe KORE One is now an industry leading platform for IoT subscription and network management, and which provides us with a competitive edge in the market.

•	KORE has enhanced its rankings within the IoT industry analysts.

•

KORE’s product portfolio has expanded significantly. A few years ago KORE was primarily IoT Connectivity focused while today its product portfolio includes IoT Solutions such as IoT Deployment Services and Security Software and Services. KORE’s IoT Connectivity have also become richer through the addition of the eSIMs and “Connectivity Enablement as a Service” to the IoT Connectivity product portfolio.

•

IoT Solutions has increased as a proportion of KORE’s total revenue each year since 2018. In the year ended December 31, 2020, IoT Solutions represented 26% of KORE’s total revenue while in the year ended December 31, 2019, IoT Solutions represented 11% of revenue.

KORE’s IoT and analytics solutions include IoT device management services, IoT location-based services software, and IoT device security services software for the Machine-to-Machine market.

Customers of KORE’s products include fleet owners and transportation companies, fleet management software providers, healthcare companies including healthcare device manufacturers, healthcare payors and healthcare contract research organizations, telecommunications service providers, manufacturers and industrial automation providers, application service providers and enterprises in various other industries, including consumer electronic devices, retail, home and office security and safety etc. KORE’s largest customers include Fortune 500 enterprises and innovative solution providers across multiple high growth vertical markets.

KORE’s products compete with a variety of solutions, including other Subscription-based IoT platforms and solutions. Our current competitors include:

•	For IoT Connectivity - telecom carriers such as T-Mobile and Vodafone; Mobile Virtual Network Operators such as Aeris and Wireless Logic;

•

For IoT Solutions and Analytics - device management services providers such as Velocitor and Futura, fleet management SaaS providers such as Fleetmatics and GPS Trakit, and analytics services providers such as Galooli and Intellisite. KORE has made several key acquisitions that have enhanced solutions to new and existing customers. Most recently, in November 2019, KORE completed the acquisition of Integron LLC, purchasing all of the outstanding share capital of lntegron LLC in exchange for cash and equity (the “Integron Acquisition”). The Integron Acquisition further enhances KORE’s strategic position as the global leader in enabling powerful healthcare IoT solutions for the largest global organizations. For additional information regarding the Integron Acquisition, refer to “Note 3 Business Combinations” in the audited consolidated financial statements included in the Proxy Statement/Prospectus.

Trends Affecting Our Business

All of the markets in which we operate are characterized by rapid technological change, frequent introductions of new products, services and solutions and evolving customer demands. We expect our market to be competitive especially with the focus on IoT with the development and deployment of 5G technologies. In addition, we are affected by changes in the many industries related to the products or services we offer, including the fleet management, connected biomedical devices and home security industries. As the technologies used in each of these industries evolves, we will face new integration and competition challenges.

Our ability to expand our business through new solutions and penetration into new sectors

The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes and know-how. We rely primarily on trademark, copyright and other Intellectual Property laws in the U.S. and similar laws in other countries, confidentiality agreements and procedures and other contractual arrangements to protect our technology. The growing number of IoT, eSIM and 5G use cases presents opportunity for us to deliver critical solutions in these rapidly growing industries. We expect that product offerings such as the highly scalable KORE One platform and the growth of eSIMs will position us for growth in the connectivity market.

Our growth strategy consists of the following:

•	Organic volume growth - leveraging the strong IoT industry growth expressed in terms of our customers’ revenue, device and data usage growth, while continuing to maintain high customer retention

•	Cross-sell and upsell - selling KORE’s growing portfolio of IoT solutions developed during the prior two years and going-forward, to our large base of IoT Connectivity only customers

•

Deepening our presence in focus industry sector - developing more of a vertical orientation in our business and deepening industry domain knowledge that will in turn allow the development and deployment of pre-configured industry solutions

•	Enhancing AIoT (Artificial Intelligence + IoT) and Edge Analytics capabilities

•	Strategic acquisitions that will allow KORE to expand our IoT solutions and advanced connectivity capabilities while ensuring a highly disciplined use of capital for such acquisitions

We operate in a highly competitive market

The market for KORE’s products and solutions is rapidly evolving and highly competitive. It is likely to continue to be affected by new product introductions and industry participants. The unique expertise required to design its product offerings and customers’ reluctance to try unproven products has confined the number of competing firms to a relatively small number.

KORE competes in the connectivity market on the basis of the following factors:

•	The number of carrier integrations (44)

•	KORE One platform (7 engines)

•	ConnectivityPro service and related APIs

•	eSIM technology stack/ proprietary IP

•	Hypercore technology

KORE competes in the IoT Solutions market on the basis of the following factors:

•	Deep industry vertical knowledge and experience (e.g., in Connected Health through FDA, HIPAA, ISO 9001/13485 compliance)

•	Breadth of solutions and analytics services

•	3,400+ connectivity-only customers for cross-sell opportunities

While the abovementioned factors provide KORE with certain competitive advantages, KORE’s market is highly competitive, and we expect it to continue to be so especially with the greater focus on the IoT market with the development and deployment of 5G technologies.

Impact of transitions of IoT connections from 2G/3G to LTE

In the United States, the major carriers have announced intentions to phase out their 2G and 3G networks by the end of 2022. As of December 31, 2020, KORE estimates that it has approximately 2.4 million Total Connections that operate on 2G and 3G networks in the United States.

LTE rate plans are typically lower in price than legacy 2G and 3G rate plans. As a result, the phase out of 2G and 3G may result in lower revenue per unit and/or lower revenue to KORE. While KORE has strong relationships with many of the affected customers and expects to retain most of the connections which will not be retired on 4G or 5G technologies, some of these connections may be lost as a result of competitive bidding processes. KORE estimates the total adverse impact on revenue will be $5-6 million in the year ending December 31, 2022. The projected impact of this is incorporated in KORE’s projections.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the COVID-19 a global pandemic, which has resulted in significant disruption and uncertainty in the global economic markets, which in turn has impacted our business. Given the amount of uncertainty currently regarding the scope and duration of the COVID-19 pandemic, we are unable to predict the precise impact the COVID-19 pandemic will have on our business, financial condition and results of operations. However, we may be exposed to certain negative impacts from the pandemic; for example, we had one major customer and multiple smaller customers experience financial distress, resulting in delays in payments and a reduction in revenues with those customers. However, the impact of the COVID-19 pandemic to our business as a whole is uncertain, and bad debt expense decreased for the year ended December 31, 2020 compared to the previous year.

We believe COVID-19’s continued impact on our business, financial condition and results of operations will be significantly driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the timing of availability of a treatment or vaccine for COVID-19; the pandemic’s impact on the U.S. and global economies; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our clients, counterparties, vendors and other business partners that may indirectly adversely affect us.

Operating Segments

We have determined that we operate in a single operating and reportable segment, consistent with how our chief operating decision maker allocates resources and assesses performance.

Components of Results of Operations

Revenues

We derive revenues from:

-Services: IoT Connectivity and IOT Solutions services.

-Product sales: SIMS (Connectivity) and IOT devices (IOT Solutions).

KORE views our business as being constituted of two services lines: IoT Connectivity and IOT Solutions.

The fees for IoT Connectivity generally consist of a monthly subscription fee and additional data usage fees for providing IoT Connectivity or services which enable other providers to provide IoT Connectivity. IoT Connectivity also includes charges for each subscriber identity modules (SIMs) sold to a customer.

In IoT Solutions, we derive revenue from IoT device management services, location-based software services and IoT security software services. Fees charged for device management services includes the cost of the underlying IoT device and the cost of deploying and managing such devices and is usually charged for on a fee per deployed IoT device basis which such fee depends on the scope of the underlying services and the IoT device being deployed. Location based software services and IoT security software services are charged on a per subscriber basis.

Costs and Expenses

Cost of Revenues

Cost of revenues consists primarily of costs associated with connectivity and those associated with IoT Solutions. Connectivity costs include carrier costs, network operations, technology licenses, and other costs such as shipping a SIM. IoT Solution costs include the cost of devices, shipping costs, warehouse lease and related facilities expenses, and personnel costs. Total cost of revenues excludes depreciation and amortization.

Operating expenses

We incur expenses associated with sales, marketing, customer support, and administrative activities related to the operation of our business, including significant charges for depreciation and amortization of our intangible assets and other intellectual property and intangible assets we acquired or developed. We also incur engineering expenses developing and supporting the operation of our communications system and the early stage engineering work on new products and services that are not yet determined to be technologically feasible.

Key Metrics

KORE reviews a number of metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key metrics and other measures discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

Number of Connections

Total Connections constitutes the total of all KORE IoT Connectivity connections, including both CaaS and CEaaS connections, but excluding certain connections where mobile carriers license KORE’s subscription management platform from KORE. Total Connections include the contribution of eSIMs and is the principal measure used by management to assess the performance of the business on a periodic basis.

DBNER

DBNER (Dollar Based Net Expansion Rate) tracks the combined effect of cross-sales of IoT Solutions to KORE’s existing customers, its customer retention and the growth of its existing business. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from existing go-forward customers by the revenue from the same customers for the same period measured one year prior (“base period”).

The revenue included in the current period excludes revenue from (i) customers that are non-go-forward customers, meaning customers that have either communicated to KORE before the last day of the current period their intention not to provide future business to KORE or customers that KORE has determined are transitioning away from KORE based on a sustained multi-year time period of declines in revenues and (ii) new customers that started generating revenue after the end of the base period. For example, to calculate our DBNER for the trailing 12 months ended June 30, 2021, we divide (i) revenue, for the trailing 12 months ended June 30, 2021, from go-forward customers that started generating revenue on or before June 30, 2020 by (ii) revenue, for the trailing 12 months ended June 30, 2020, from the same cohort of customers. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation. Further, it is often difficult to ascertain which customers should be deemed not to be go-forward customers for purposes of calculating DBNER. Customers are not required to give notice of their intention to transition off of the KORE platform, and as discussed above in “Information about KORE—Customer and Key Partners”, a customer’s exit from the KORE platform can take months or longer, and total connections of any particular customer can at any time increase or decrease for any number of reasons, including pricing, customer satisfaction or product fit - accordingly, a decrease in total connections may not indicate that a customer is intending to exit the KORE platform, particularly if that decrease is not sustained over a period of several quarters. DBNER would be lower if it were calculated using revenue from non-go-forward customers.

As of June 30, 2021 and 2020, DBNER excludes approximately 0.6 million and 1.1 million connections, respectively, from non-go-forward customers, in each case, the vast majority of which are connections from Non-Core Customers. For the twelve months ended December 31, 2020 and 2019, DBNER excludes approximately 1.1 million and 1.4 million connections, respectively, from non-go-forward customers, in each case, the vast majority of which are connections from Non-Core Customers. KORE defines “Non-Core Customers” to be customers that management has judged to be lost as a result of the integration of Race, Wyless and other acquisitions completed during the 2014-2017 period, but which continue to have some connections (and account for some revenue) each year with KORE. Non-Core Customers are a subset of non-go-forward customers.

DBNER is used by management as a measure of growth at KORE’s existing customers (i.e., “same store” growth). It is not intended to capture the effect of either new customer wins or the declines from non-go-forward customers on KORE’s total revenue growth. This is because DBNER excludes new customers which started generating revenue after the base period, and also excludes any customers which are non-go-forward customers on the last day of the current period. Revenue increases from new customer wins, and a decline in revenue from non-go-forward customers are also important factors in assessing KORE’s revenue growth, but these factors are independent of DBNER.

Results of Operations for the Six Months ended June 30, 2021 and 2020 and for the Years Ended December 31, 2020 and 2019

Revenue

The table below presents our revenues for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019, together with the percentage of total revenue represented by each revenue category:

(in ‘000)

	Six Months Ended June 30,				Years Ended December 31,
	2021		2020		2020		2019
Services	$91,437	79%	$83,677	83%	$172,845	81%	$159,425	94%
Products	24,603	21%	17,363	17%	40,915	19%	9,727	6%

Total revenues	$116,040	100%	$101,040	100%	$213,760	100%	$169,152	100%

Total revenues for the six months ended June 30, 2021 increased by $15.0 million, or 15%, to $116.0 million from $101.0 million for the six months ended June 30, 2020. Service revenue growth of $7.8 million was driven by the growth in IoT Connectivity revenue of $7.6 million, and an increase in IoT Solutions service revenue of $0.2 million due to an increase in product deployments by KORE related to its IoT Solutions. IoT Connectivity revenue growth of $7.6 million was driven by the organic growth of our existing IoT customers of $12.0 million and new customers acquired of $0.4 million These increases were offset partially by a decrease of $3.1 million revenue from non-core customers (customers lost from integration of old acquisitions in 2014-17) and the migration of customers from 2G and 3G technologies to LTE (“Long Term Evolution”) cellular technologies involving a one-time adjustment in price estimated at $1.7 million. Product revenue growth of $7.2 million was driven primarily by an increase in the number of devices deployed by KORE related to its IoT Solutions.

Total revenues for the year ended December 31, 2020 increased by $44.6 million, or 26%, to $213.8 million from $169.2 million in 2019. Service revenue growth of $13.4 million was driven by the acquisition of Integron in November 2019 (resulting in an increase in services revenue of $12.8 million), the addition of new services customers (resulting in an increase in services revenue of $4.1 million), and the organic growth of KORE’s existing services customers (resulting in an increase in services revenue of $14.6 million). These increases were offset partially by a $11.2 million decline of revenue from Non-Core Customers and the LTE cellular technologies involving a one-time adjustment in average price revenue per unit (decline estimated at $6.9 million). Product revenue growth of $31.2 million was mainly driven by the acquisition of Integron in November 2019 which resulted in an incremental $22.5 million revenue and an increase in devices deployed by KORE at its IoT Solutions customers which resulted in an incremental $8.7 million revenue.

The table below presents how management views our revenues for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019, together with the percentage of total revenue represented by each revenue category:

(in ‘000)

	Six Months Ended June 30,				Years Ended December 31,
	2021		2020		2020		2019
Connectivity	$84,048	72%	$75,577	75%	$158,748	74%	$150,358	89%
IoT Solutions	31,992	28%	25,463	25%	55,012	26%	18,794	11%

Total revenues	$116,040	100%	$101,040	100%	$213,760	100%	$169,152	100%

Period End Connections Count	13.2 million		10.2 million		11.8 million		9.7 million
Average Connections Count for the Period	13.1 million		10.0 million		10.7 million		9.2 million

Total revenues for the six months ended June 30, 2021 increased by $15.0 million, or 15%, to $116.0 million from $101.0 million for the six months ended June 30, 2020. Overall Connectivity growth of $8.5 million, which includes SIM revenue, was driven by the organic growth of our existing IoT customers of $12.9 million and new customers acquired of $0.4 million. These increases were offset partially by Non-Core Customers (customers lost from the integration of old acquisitions in 2014-17) by $3.1 million and the migration of customers from 2G and 3G technologies to LTE (“Long Term Evolution”) cellular technologies involving a one-time adjustment in price estimated at $1.7 million. IoT Solutions growth of $6.5 million was driven by the organic growth of our Connected Health IoT Solutions. Notably, new Connectivity customers relationships usually start small and often expand significantly in the first three to four years of the relationship. KORE grew its total number of connections from 10.2 million on June 30, 2020 to 13.2 million on June 30, 2021, mostly at existing customers, which resulted in the growth of KORE Connectivity revenue in the six months ended June 30, 2021 with respect to the six months ended June 30, 2020.

Within IoT Solutions, there was an increase in devices deployed and provided by KORE to its IoT Solutions customers, and a proportionate increase in IoT deployment services revenue associated with each device shipped. Further details are provided in Note 4 to KORE’s audited consolidated financial statements. Directionally, we expect the growth in IoT Solutions to continue to be driven primarily by an increase in device deployments although actual deployment volumes may vary from quarter to quarter.

Total revenues for the year ended December 31, 2020 increased by $44.6 million, or 26%, to $213.8 million in 2020 from $169.2 million in 2019. Overall Connectivity growth of $8.4 million was driven by the organic growth of our existing IoT customers of $15.0 million, new customers acquired of $4.1 million and the addition of connectivity revenue from the acquisition of Integron in November 2019 of $7.4 million. These increases were offset partially by a decline of $11.2 million from Non-Core Customers (customers lost from the integration of old acquisitions in 2014-17) and the LTE cellular technologies involving a one-time adjustment in price (decline estimated at $6.9 million). IoT Solutions growth of $36.2 million was driven by the acquisition of Integron in November 2019 and the organic growth of our Connected Health IoT Solutions contributing $27.9 million and $8.3 million growth, respectively, in the year ended December 31, 2020 over the year ended December 31, 2019.The organic growth of IoT Solutions was comprised of an increase in revenue based on the growth in devices provided and shipped by KORE to its IoT Solutions customers, and a proportionate increase in IoT deployment and device management services revenue associated with each device shipped. Further details are provided in Note 4 to KORE’s audited consolidated financial statements.

For the twelve months ended June 30, 2021, KORE’s DBNER was 113% compared to 103% in the twelve months ended June 30, 2020. For the twelve months ended December 31, 2020, KORE’s DBNER was 106% compared to 111% in the twelve months ended December 31, 2019.

Costs of revenues, exclusive of depreciation and amortization

(in ‘000)	For six months ended				For the years ended
	June 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Cost of services	$34,037	$31,918	2,119	7%	$64,520	$57,621	6,899	12%
Cost of products	19,672	13,068	6,604	51%	33,410	6,044	27,366	453%

Total cost of revenues	$53,709	$44,986	8,723	19%	$97,930	$63,665	34,265	54%

Total cost of revenues for the six months ended June 30, 2021 increased $8.7 million, or 19%, to $53.7 million from $45.0 million for the six months ended June 30, 2020. The $2.1 million increase in cost of services for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, was driven by increased carrier costs associated with the growth in connectivity revenues offset by the $1.1 million settlement of a disputed amount owned to a Carrier from 2020. The $6.6 million increase in cost of products for the six months ended June 30, 2021, from the six months ended June 30, 2020, was primarily driven by the increase in the cost of devices associated with the growth in IoT Solutions. Notably, in the six months ended June 30, 2021, there was an increase in devices deployed by KORE to its IoT Solutions customers.

Total cost of revenues for the year ended December 31, 2020 increased $34.3 million, or 54%, to $97.9 million from $63.7 million in the year ended December 31, 2019. The $6.9 million increase in cost of services for the year ended December 31, 2020, compared to the prior year, was primarily driven by the increased carrier costs associated with the growth in connectivity revenues. The $27.4 million increase in the cost of products was driven by a $25.1 million increase in the cost of devices deployed by KORE at its IoT Solutions customers and a $2.3 million increase in SIM shipments due to the growth in connectivity revenues. In the year ended December 31, 2020, compared to the year ended December 31, 2019, there was an increase in devices deployed by KORE at its IoT Solutions customers. This increase was due to the acquisition of Integron which resulted in increased business volumes, as well as organic growth of KORE’s Connected Health IoT Solutions.

The table below presents how management views our costs of revenues for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019, exclusive of depreciation and amortization:

(in ‘000)	For six months ended				For the years ended
	June 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Cost of connectivity	$32,618	$30,500	2,118	7%	$63,706	$56,139	7,567	13%
Cost of IoT Solutions	21,091	14,486	6,605	46%	34,224	7,526	26,698	355%

Total cost of revenues	$53,709	$44,986	$8,723	19%	$97,930	$63,665	34,265	54%

Total cost of revenues for the six months ended June 30, 2021 increased $8.7 million, or 19%, to $53.7 million from $45.0 million for the six months ended June 30, 2020. The increase in cost of connectivity for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, was driven by increased carrier costs associated with the growth in connectivity revenues offset by a $1.1 million settlement of a disputed amount owed to a Carrier from 2020. The increase in cost of IoT Solutions for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, was primarily driven by the increased cost of devices and labor associated with the growth in IoT Solutions. Notably, in the six months ending June 30, 2021, there was an increase in devices provided and shipped by KORE to its IoT Solutions customers. This resulted in an increase in the cost of devices provided and shipped, and a proportionate increase in IoT deployment and device management services revenue associated with each device shipped which also resulted in an increase in the labor and other costs of providing such IoT deployment and device management services.

Total cost of revenues for the year ended December 31, 2020 increased $34.3 million, or 54%, to $97.9 million from $63.7 million in the year ended December 31, 2019. The increase in cost of connectivity for the year ended December 31, 2020, compared to the prior year, was primarily driven by the increased carrier costs associated with the growth in connectivity revenues. In the year ended December 31, 2020, compared to the year ended December 31, 2019, there was an increase in devices deployed by KORE to its IoT Solutions customers. This increase was due to the acquisition of Integron which resulted in increased business volumes, as well as organic growth of KORE’s Connected Health IoT Solutions. This increase in device shipments resulted in an increase in the cost of devices, and additionally, a proportionate increase in IoT deployment and device management services revenue associated with each device shipped which resulted in an increase in the labor and other costs of providing such IoT deployment and device management services.

Selling, general and administrative expenses

(in ‘000	For six months ended				For the years ended
	June 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Selling, general and administrative expenses	$40,525	$32,115	8,410	26%	$72,883	$65,298	7,585	12%

Selling, general and administrative (SG&A) expenses relate primarily to expenses for general management, sales and marketing, finance, audit and legal fees and general operating expenses. The increase in SG&A expenses for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, was primarily due to a decrease foreign currency gain of $1.5 million, an increase in salary and benefit related items of $3.0 million and costs associated with going public of $4.0 million. All other items decreased $0.1 million.

The increase in SG&A expenses for the year ended December 31, 2020, compared to the prior year, was primarily due to the acquisition of Integron LLC in November 2019 contributing $9.0 million in additional expense. This increase was partially offset by decreases in marketing and travel expenses.

Depreciation and amortization

(in ‘000	For six months ended				For the years ended
	June 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Depreciation and amortization	$25,507	$25,708	(201)	(1)%	$52,488	$48,131	4,357	9%

There were no significant changes in depreciation and amortization for the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

The increase in depreciation and amortization for the year ended December 31, 2020, compared to the prior year, was primarily due to amortization on the intangible assets acquired as part of the acquisition of Integron LLC in November 2019.

Intangible asset impairment loss

(in ‘000)

	For six months ended					For the years ended
	June 30,		Change			December 31,		Change
	2021	2020	Dollars	%		2020	2019	Dollars	%
Intangible asset impairment loss	$—	$—	—		%	$—	$(3,892)	(3,892)	(100)%

The Company did not recognize an impairment event for the six months ended June 30, 2021 or June 30, 2020.

Intangible asset impairment loss for the year ended December 31, 2019 relates to a loss incurred due to a technology asset which was acquired in a prior acquisition being retired prior to the end of its anticipated useful life due to the expected sunsetting of 2G and 3G networks by certain carriers. The decrease in loss amount is due to the Company not recognizing an impairment event for the year ended December 31, 2020.

Other income (expense)

(in ‘000)

	For six months ended				For the years ended
	June 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Interest expense including amortization of debt issuance costs, net	$(10,565)	$(13,084)	2,519	(19)%	$(23,493)	$(24,785)	1,292	(5)%
Change in fair value of warrant liability	2,383	(2,831)	5,214	(184)%	(7,485)	235	(7,720)	(3,285)%

Total other expense	$(8,182)	$(15,915)	7,733	49%	$(30,978)	$(24,550)	(6,428)	(26)%

The decrease in other expense for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, was due to a $2.5 million decrease in our interest expense which was a result of a reduction in LIBOR rates compared to the prior period (KORE’s term loans are indexed to LIBOR) plus a $5.2 million decrease in the expense related to the change in fair value of our warrant liability.

The increase in other expense for the year ended December 31, 2020, compared to the prior year, was primarily due to a $7.7 million increase in expense related to the change in fair value of our warrant liability. This increase was partially offset by a $1.3 million decrease in our interest expense which decreased because of a reduction in LIBOR rates compared to the prior year.

Income taxes

(in ‘000)

	For six months ended				For the years ended
	June 30,		Change		December 31,		Change
	2021	2020	Dollars	%	2020	2019	Dollars	%
Income tax benefit	$(3,917)	$(3,858)	(59)	2%	$(5,318)	$(12,941)	7,623	(59)%

The change to the income tax benefit for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to changes in the jurisdictional mix of earnings period over period.

For the years ended December 31, 2020 and 2019, we recognized an income tax benefit of $5.3 million and $12.9 million, respectively, in the consolidated statements of operations.

The income tax benefit for the year ended December 31, 2020 was primarily attributable to a federal and state deferred tax benefit of $4.8 million, a foreign deferred tax benefit of $1.5 million, a federal and state current income tax expense of $0.5 million, and a foreign current income tax expense of $0.5 million. This aggregate income tax benefit of $5.3 million includes $0.2 million of reserves provided for unrecognized tax benefits.

The income tax benefit for the year ended December 31, 2019 was primarily attributable to a federal and state deferred tax benefit of $10.7 million, a foreign deferred tax benefit of $0.8 million, a federal and state current income tax benefit of $1.2 million, and a foreign current income tax benefit of $0.2 million. This aggregate income tax benefit of $12.9 million includes a reversal of $0.9 million of reserves provided for unrecognized tax benefits.

Liquidity and Capital Resources

Overview

Our liquidity requirements arise from our working capital needs, our obligations to make scheduled payments of interest on our indebtedness and our need to fund capital expenditures to support our current operations and to facilitate growth and expansion. We have financed our operations and expansion with a combination of debt and equity.

At June 30, 2021, we had total equity of $(2.2) million, net of an accumulated deficit of $(121.7) million. Our primary sources of liquidity consist of cash and cash equivalents totaling $8.3 million and a Revolving Credit Facility of $30.0 million of which $8.0 million was available and remaining for use for working capital and general business purposes. We believe this will be sufficient to provide working capital, make interest payments and make capital expenditures to support operations and facilitate growth and expansion for the next twelve months.

In addition to our indebtedness, certain of our equity instruments issued contain distributions preferences and other features that may require payments to the holders of those instruments. Our ability to pay dividends on our preferred and common stock is limited by restrictions under the terms of agreements governing our indebtedness. Subject to the full terms and conditions under the agreements governing our indebtedness, we may be permitted to make dividends and distributions under such agreements if there is no event of default and certain pro-forma financial ratios (as defined by such agreements) are met.

Cash flows from operating activities

For the six months ended June 30, 2021 and 2020, operating activities used $14.3 million and provided $12.0 million of cash, respectively. The increase in cash used by operating activities was primarily impacted by increases in accounts receivable, prepaid expenses and other receivables, inventories, and accounts payable and accrued liabilities of $10.8 million, $8.8 million, $3.9 million, and $2.8 million, respectively, as a result of Integron contributing an increase of $8.1 million in revenue during the six months ended June 30, 2021 as compared to the same period in the prior year.

For the years ended December 31, 2020 and 2019, operating activities provided $26.5 million and $14.3 million of cash flows, respectively. The increase in cash provided by operating activities resulted primarily from the growth of our overall business organically and because of the acquisition of Integron in November 2019. This growth in our business resulted in greater cash collections from customers which was offset by increased cash employee and vendor expenses. Cash paid for interest decreased by $2.4 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 due to a lower LIBOR interest rate. In the year ended December 31, 2020, we also had a net benefit from working capital management, and while accounts receivable and inventories increased to support the growth of the business, these were offset by increased vendor payables.

Cash flows from investing activities

Cash used in our investing activities in the six months ended June 30, 2021 and 2020 was $6.0 million and $5.6 million, respectively, resulting primarily from capital expenditures during the period related to technology equipment, software licenses, and internally developed software.

Cash used in our investing activities in 2020 was $11.6 million, resulting primarily from capital expenditures during the period related to technology equipment, software licenses, and internally developed software.

Cash used in our investing activities in 2019 was $50.4 million, resulting from capital expenditures during the period related to technology equipment, software licenses, and internally developed software of $12.9 million and an additional $37.5 million related to the acquisition of lntegron LLC.

Cash flows from financing activities

Cash provided in our financing activities in the six months ended June 30, 2021 was $18.4 million, primarily due to draw of our revolving credit facility of $22.0 million, offset partially by $1.6 million of term loan principal payments and $1.4 million equity finance fee payments.

Cash provided by our financing activities in the six months ended June 30, 2020 was $4.5 million, primarily due to draw of our revolving credit facility of $21.7 million, offset partially by term loan principal payments of $1.6 million, revolving credit facility repayments of $15.0 million, and $0.4 million capital lease repayment.

Cash used in our financing activities in 2020 was $12.7 million, primarily due to repayment of revolving credit facility of $8.3 million, and $3.5 million of term loan principal payments.

Cash provided by our financing activities in 2019 was $37.0 million, primarily due to proceeds of $35.0 million received from a term loan to finance the acquisition of Integron, and $8.1 million from revolving credit facility. These were partially offset by $2.1 million of deferred financing fees from the incremental term loan issued in 2019, and by term loan principal payments of $2.9 million.

Future Liquidity and Capital Resource Requirements

We believe that our existing cash and cash equivalents along with expected cash flows from operating activities and additional funds available under our Revolving Credit Facility, will be sufficient over the next 12 months to provide working capital, cover interest payments on our debt facilities and fund growth initiatives, and capital expenditures.

As of June 30, 2021, the Company has a total of $27.4 million of supplier and carrier-related purchase commitments and capital and operating lease commitments and a total of $3.2 million of scheduled debt principal payments for the year ended December 31, 2021.

Additionally, the Company has a total of $11.8 million of supplier and carrier-related purchase commitments and capital and operating lease commitments for the years ended December 31, 2022 through 2025. We also have scheduled debt payments of $3.2 million for each of the years ended December 31, 2022 through 2024, with all outstanding principal due on December 24, 2024.

From 2021 to 2025, KORE expects to fund supplier and carrier-related purchase & lease commitments - all of which are costs of operating the business - entirely from cash inflows from its customers. We currently expect that the excess cash flows after paying the abovementioned contractual commitments, as well as other costs of business, such as payroll, costs incurred on suppliers and carrier spend (which is not currently committed contractually in addition to the committed spend), interest and taxes - will be sufficient to meet outstanding debt principal payments from 2021 to 2023.

The outstanding principal on our term loan is dependent on the future growth of KORE’s business, and the working capital needed to fund such growth, the abovementioned excess of customer inflows with respect to the outflows from the abovementioned expenses of the business, may or may not be sufficient to pay off the final balloon payment on the outstanding principle on December 24, 2024. In the event, the outstanding principal is not fully paid off by December 24, 2024, when the balloon payment is due, KORE expects to refinance this debt. KORE may consider refinancing the debt well in advance of December 24, 2024 and may do so to take advantage of favorable credit markets, to reduce interest rates and to extend the maturity.

Notably, additional capital may be needed to fund future Mergers & Acquisitions.

The amount of accumulated, but unpaid dividends at June 30, 2021 and 2020 is $102.3 million and $73.0 million, respectively, and at December 31, 2020 and 2019 is $87.3 million and $59.7 million, respectively. The Series A and Series A-1 preferred equity shares also contain features allowing the holders to redeem the shares with the Company for a prescribed redemption value at certain future dates or if the Company is sold. The Series A and Series A-1 shares are recorded at their current redemption value, totaling $166.5 million at June 30, 2021. The majority owner of the Company’s common shares is a holder of Series A-1 and the majority holder of Series B shares. The Series B shares may be redeemed at the option of the Company and are recorded at their redemption value of $95.5 million at June 30, 2021.

Key activities during the six months ended June 30, 2021 and 2020 are as follows:

•	The Company used $14.3 million and provided $12.0 million of cash flows from operating activities for the six months ended June 30, 2021 and 2020, respectively.

•

The Company’s investment activity used $4.8 million and $5.5 million to internally develop computer software (either through internal employees or third-party service providers) for the six months ended June 30, 2021 and 2020, respectively.

•	The Company drew $22.0 and $21.7 million on and repaid $0.0 and $15.0 million of its revolving line of credit during the six months ended June 30, 2021 and 2020, respectively.

Key activities during the years 2020 and 2019 are as follows:

•	The Company generated $26.5 million and $14.3 million of cash flows from operating activities for the years ended December 31, 2020 and 2019, respectively.

•

The Company invested $10.1 million and $10.5 million to internally develop computer software (either through internal employees or third-party service providers) for the years ended December 31, 2020 and 2019, respectively.

•

On November 12, 2019, the Company amended its term loan with UBS in order to raise an additional $35 million. Under the amended agreement, the maturity date of the term loan (December 21, 2024) and interest rate (LIBOR plus 5.5%) remained unchanged. However, the quarterly principal repayment changed to $0.8 million. The principal and quarterly interest are paid on the last business day of each quarter, except at maturity. The Company used the additional term loan to finance the Integron Acquisition. The Company also drew $8.1 million from its revolving credit facility primarily to finance the Integron Acquisition and to support its operations immediately following the acquisition.

•	On November 22, 2019, the Company completed the Integron Acquisition for cash consideration of $37.5 million and issuance of 4,118 shares of common stock.

•	During the year ended December 31, 2020, the Company repaid $8.3 million of its revolving credit facility.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income (loss) before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods shown:

(in 000’s)	For the six months ended June 30,
	2021	2020
Net loss	$(7,966)	$(13,826)
Income tax expense (benefit)	(3,917)	(3,858)

Interest expense	10,565	13,084
Depreciation and amortization	25,507	25,708

EBITDA	24,189	21,108

Change in fair value of warrant liabilities (non-cash)	(2,383)	2,831
Transformation expense	3,750	3,840
Acquisition and integration-related restructuring costs	4,518	2,397
Stock-based compensation (non-cash)	630	531
Foreign currency loss (gain) (non-cash)	77	(1,684)
Other	296	110

Adjusted EBITDA	$31,077	$29,133

Transformational expenses are related to the implementation of our strategic transformation plan, which include the costs of a re-write of our core technology platform, expenses incurred to design certain new IoT solutions and “go-to-market” capabilities.

Acquisition and integration-related restructuring costs for the quarters-ended June 30, 2021 and 2020 relate to legal, accounting, advisory, and other professional services costs associated with the Integron Acquisition and Integron’s integration into KORE, certain synergies related to our acquisitions, certain one-time severance costs associated with our transformation, and accounting and advisory fees related to the Business Combination. The Business Combination is the primary driver of the increase in acquisition and integration-related restructuring costs period over period.

	For the years ended December 31,
(in 000’s)	2020	2019
Net loss	$(35,201)	$(23,443)
Income tax expense (benefit)	(5,318)	(12,941)
Interest expense	23,493	24,785
Depreciation and amortization	52,488	48,131

EBITDA	35,462	36,532

Intangible asset impairment loss	—	3,892
Change in fair value of warrant liabilities (non-cash)	7,485	(235)
Transformation expense	7,354	8,959
Acquisition and integration-related restructuring costs	5,709	6,475
Contingent carrier liability reversal (non-cash)	—	(3,984)
Sales tax liability reversal (non-cash)	—	(2,200)
VAT liability reversal (non-cash)	—	(1,456)
Stock-based compensation (non-cash)	1,161	1,682
Other income tax liability reversal (non-cash)	80	121
Foreign currency loss (gain) (non-cash)	233	1,440
Other	335	(341)

Adjusted EBITDA	$57,819	$50,885

Adjusted EBITDA for 2019 does not include estimated pro forma Adjusted EBITDA of Integron for the portion of 2019 prior to its acquisition in November 2019, which is estimated by KORE based on Integron financial information available at the time of the acquisition to be approximately $7.5 million. Adjusted EBITDA in 2019 and 2020 does not include any estimated increase in the on-going cost base of KORE to reflect the costs associated with being a public company.

Intangible asset impairment loss for the year ended December 31, 2019 relates to impairment of certain software acquired in a business combination that we determined to be obsolete due to the expected sunsetting of 2G and 3G networks by certain carriers.

Transformation expenses decreased $1.6 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. Transformational expenses are related to the implementation of our strategic transformation plan, which include the costs of a re-write of our core technology platform, expenses incurred to design certain new IoT solutions and “go-to-market” capabilities.

Acquisition and integration-related restructuring costs for the years ended December 31, 2020 and 2019 relate to legal, accounting, advisory, and other professional services costs associated with the Integron Acquisition and Integron’s integration into KORE, certain synergies related to our acquisitions and certain one-time severance costs associated with our transformation.

Contingent carrier liability reversal, sales tax liability reversal, VAT liability reversal, and other income tax liability reversal for the year ended December 31, 2019 relate primarily to the release of certain liability reserves.

Concentration of Credit Risk and Off-Balance Sheet Arrangements

Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. The Company’s cash and cash equivalents are deposited in accounts at large financial institutions, and amounts may exceed federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash and cash equivalents are held.

The Company has a total of $39.9 million of purchase and lease commitments payable in the six months ended June 30, 2021 that are not recorded as liabilities on the balance sheet as of June 30, 2021. Additionally, the Company has $0.4 million standby letter of credit and bank guarantees as of June 30, 2021. The Company has no other financial instruments or commitments with off-balance-sheet risk of loss.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations, liquidity and capital resources are based on our consolidated financial statements which have been prepared in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations:

Revenue Recognition

We derive revenues primarily from Connectivity and IoT Solutions. Connectivity arrangements provide customers with secure and reliable wireless connectivity to mobile and fixed devices through various mobile network carriers. Revenue from Connectivity consists of monthly recurring charges (“MRC’s”) and overage/usage charges, and contracts are generally short-term in nature (i.e., month-to-month arrangements). Customers generally may cancel with 30 days’ notice without substantive cost or fees. Revenue for MRC’s and overage/usage charges are recognized over time as the Company satisfies the performance obligation (generally starting when an enrolled device is activated on the Company’s platform). MRC’s are billed monthly in advance (generally in the last week of a month); any amounts billed for which the service has not been provided as of the balance sheet dates are reported as a contract liability and components of deferred revenue. Overage/usage charges are billed in arrears on a monthly cycle. Overage/usage charges are evaluated on a monthly basis, and any overage/usage charges determined by management as unlikely to be collected due to a customer disputing the charge or due to a concession are reserved. Reserved items are written off when deemed uncollectible or recognized as revenue if collected. Certain Connectivity customers also have the option to purchase products and/or equipment (e.g., subscriber identification module or “SIM” cards, routers, phones, or tablets) from us on an as needed basis. Product sales to Connectivity customers are recognized when control is transferred to the customer, which is typically upon shipment of the product.

IoT Solutions arrangements includes device solutions (including connectivity), deployment services, and/or technology-related professional services. We evaluate each IoT Solutions arrangement to determine the contract for accounting purposes. If a contract contains more than one performance obligation, we allocate consideration to each performance obligation based on the standalone selling prices of each performance obligation. Standalone selling prices are based on analyses performed by management based on readily observable prices or utilizing a cost-plus-margin approach if prices are not observable. Hardware, deployment services, and IoT Connectivity generally have readily observable prices. The standalone selling price of our warehouse management services (which is associated with our bill-and-hold inventory and determined to be immaterial as discussed below) was determined using a cost-plus-margin approach with the primary assumptions including Company profit objectives, internal cost structure, and current market trends. Device and other hardware sales in IoT Solutions arrangements are generally accounted for as separate contracts since the customer is not obligated to purchase additional services when committing to the purchase of any products. Such sales are typically recognized upon shipment to the customer. However, in certain contracts, the customer has requested us to hold the products ordered for later shipment to the customer’s remote location or to the customer’s end user as a part of a vendor managed inventory model. In these situations, we have concluded that transfer of control to the customer occurs prior to shipment. In these “bill-and-hold” arrangements, the right to invoice, transfer of legal title and transfer of the risk and rewards associated with the products occurs when we receive the hardware from a third party vendor and have deemed it to be functional. Additionally, the products are identified both physically and systematically as belonging to a specific customer, are usable by the customer, and are only shipped, used, or disposed as directed by the specific customer. Based on these factors, we recognize revenue on bill-and-hold hardware when the hardware is received by us and deemed functional.

Deployment services consist of us preparing hardware owned by a customer for use by a customer’s end user. Deployment and connectivity may both be included within a single IoT Solutions contract and are considered separate performance obligations. While consideration for deployment services is generally fixed when ordered by the client, consideration for IoT Connectivity is variable and solely related to the IoT Connectivity. Therefore, the fixed consideration is allocated to the deployment services and is recognized as revenue when the services are provided (i.e., when the related hardware is shipped to the customer). Connectivity within IoT Solutions contracts are recognized similar to the Connectivity as described above, since such contracts are generally short term in nature and variability is resolved each month as the services are provided.

Professional services are generally provided over a contract term of one to two months. Revenue is recognized over time on an input method basis (typically, based on hours completed to date and an estimate of total hours to complete the project).

Accounting for business combinations

We account for acquired businesses using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at their respective fair values on the date of acquisition. We assign fair value of the consideration paid to the underlying net assets of the acquired business based on their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded to goodwill. Intangible assets are amortized over the expected life of the asset. We recognize acquisition-related expenses and restructuring costs separately from the business combination and expense as incurred. All changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period are recognized as a component of provision for income taxes. We make significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase in the consolidated financial statements. These preliminary estimates and assumptions are subject to change as we finalize the valuations. The final valuations may change significantly from the preliminary estimates. Fair value determinations and useful life estimates are based on, among other factors, estimates of expected future cash flows from revenues of the intangible assets acquired, estimates of appropriate discount rates used to calculate the present value of expected future cash flows, estimated useful lives of the intangible assets acquired, customer attrition rates, future changes in technology and brand awareness, and other factors. Although we believe the assumptions and estimates we have made have been reasonable and appropriate, they are based, in part, on historical experience, information obtained from the management of the acquired companies and future expectations. For these and other reasons, actual results may vary significantly from estimated results. During the preliminary purchase price measurement period, which may be up to one year from the business combination date, we will record adjustments to the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date, with a corresponding offset to goodwill. After the preliminary purchase price measurement period, we will record adjustments to assets acquired or liabilities assumed subsequent to the purchase price measurement period in our operating results in the period in which the adjustments were determined.

Internal Use Software

Certain costs of platform and software applications developed for internal use are capitalized as intangible assets. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed (i.e., application development stage) and (ii) it is probable that the software will be completed and used for its intended function. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. Costs related to preliminary project activities and postimplementation operating activities are also recorded under selling, general and administrative expense in the consolidated statement of operations as incurred. The Company amortizes the capitalized costs on a straight-line basis over the useful life of the asset. The average useful life for capitalized internal use computer software is between 3-5 years. Capitalized internal use computer software, net of accumulated amortization, was $23.9 million, $23.2 million and $19.8 million as of June 30, 2021, December 31, 2020 and December 31, 2019, respectively, and was included in intangible assets.

Intangible Assets

Identifiable intangible assets acquired individually or as part of a group of other assets are initially recognized and measured at cost. The cost of a group of intangible assets acquired in a transaction, including those acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is the sum of the individual assets acquired based on their acquisition date fair values. The cost incurred to enhance the service potential of an intangible asset is capitalized as a betterment.

Identifiable intangible assets comprise assets that have a definite life. Customer relationship intangibles are recognized on an accelerated basis and the other intangible assets are amortized on a straight-line basis over their estimated useful lives.

As of June 30, 2021, June 30, 2020, and December 31, 2020, the Company determined that there were no indicators of impairment and did not recognize any impairment of its intangible assets. As of December 31, 2019, the Company determined that there was an indicator of impairment and recognized a $3.9 million impairment on its acquired computer software.

Goodwill

Goodwill is not amortized but tested for impairment on an annual basis and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is tested for impairment at the reporting unit level, which is defined as an operating segment, or one level below the operating segment. We operate in one operating segment, which is our only reporting unit.

We test for an indication of goodwill impairment on December 31st of each year or when indicators of impairment exist. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. We perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of the reporting units is less than its carrying amount. Qualitative factors that we consider include macroeconomics conditions such as geographical location and fluctuations in foreign exchange, industry and market conditions, financial performance, a significant adverse change in legal factors or in the business climate, unanticipated competition, entity-specific events and share price trends. If, based on the evaluation, we determine that the fair value of the reporting unit is less than the carrying value, then an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Under a quantitative test, we obtain a third-party valuation of the fair value of the reporting unit. Assumptions we use in the fair value calculation include revenue growth and profitability, terminal values, discount rates, and implied control premium. Impairments, if any, are recorded to the statement of operations in the period the impairment is recognized. As of June 30, 2021, June 30, 2020, December 31, 2020, and December 31, 2019, the Company determined there were no indicators of impairment and did not recognize any impairment of its goodwill.

Income taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date.

We recognize the financial statement effect of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. A valuation allowance is recorded to reduce deferred income tax assets to an amount, which in the opinion of management is more likely than not to be realized.

Management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our deferred tax assets. We consider factors such as the cumulative income or loss in recent years; reversal of deferred tax liabilities; projected future taxable income exclusive of temporary differences; the character of the income tax asset, including income tax positions; tax planning strategies and the period over which we expect the deferred tax assets to be recovered in the determination of the valuation allowance. In the event that actual results differ from these estimates or we adjust our estimates in the future, we may need to adjust our valuation allowance, which could materially impact our financial position and results of operations.

Stock based compensation

Our share-based compensation plans consist of the 2014 Equity Incentive Plan (the “ Plan”), under which the board was prior competition of the Business Combination authorized to grant stock options to eligible employees, and directors of the Company. The Plan is more fully described in “Note 10—Share-Based Payment and Related Stock Option Plan”, in our audited consolidated financial statements included in the Proxy Statement/Prospectus.

We use the Black-Scholes valuation model to estimate the fair value of each option award on the date of grant, which uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. We expense the fair value of the option awards on a straight-line basis over the requisite service period and have elected to account for forfeitures as they occur.

Recent accounting pronouncements

As an emerging growth company (“EGC”), the JOBS Act allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks in the ordinary course of business, including sensitivities as follows:

Interest Rate Risk

As of June 30, 2021, June 30, 2020, and December 31, 2020, we had cash and cash equivalents of $8.3 million, $19.0 million, and $10.3 million, respectively, and restricted cash of $0.4 million, $0.4 million, and $0.4 million. Cash and cash equivalents consist of highly liquid instruments with an original maturity of less than 90 days or the ability to redeem amounts on demand. Restricted cash consist primarily of cash deposits held with financial institutions for letters of credit and is not available for general corporate purposes. The cash and cash equivalents are held for working capital purposes. Due to the short-term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. We estimate a 100 basis- point change in interest rates during any of the periods presented would not have had a material impact on our interest income on an annualized basis.

We are subject to risk from fluctuations in the interest rates related to our long-term debt. The interest rates are based upon the applicable LIBOR rate plus an applicable margin for such loans or the lender’s base rate plus an applicable margin for such loans. Based on June 30, 2021 estimated LIBOR rates, we estimate a 100 basis point change in the LIBOR rate would have a $3.2 million impact on our interest expense on an annualized basis. Based on December 31, 2020 estimated LIBOR rates, we estimate a 100 basis- point change in the LIBOR rate would have a $3.1 million impact on our interest expense on an annualized basis.

Exchange Rate Risk

Our reporting currency is the U.S. dollar, although we transact business in various foreign locations and currencies. The functional currency of the Company’s foreign subsidiaries is generally the local currency. As a result, their reported financial results could be significantly affected by changes in foreign currency exchange rates upon translation to U.S. dollars. When the U.S. dollar strengthens against other currencies, the translated value of the foreign functional currency income and expense amounts results in lower net income (or lower net loss). When the U.S. dollar weakens, the translated value of the foreign functional currency income and expense amounts results in higher net income (or higher net loss). Our reported results are therefore adversely affected by a stronger U.S. dollar relative to major currencies worldwide when foreign operations are net profitable.

During the six months ended June 30, 2021 and 2020, we recognized average net loss of $9.0 million per six month period from operations located outside the U.S., virtually all of which was originally accounted for in currencies other than the U.S. dollar. Upon translation into U.S. dollars, such reported net loss would have increased or decreased, assuming a hypothetical 10% change in weighted-average foreign currency exchange rates against the U.S. dollar, by approximately $0.9 million. Similarly, during the years ended December 31, 2020 and 2019, we recognized average net income of $2.7 million per year from operations located outside the U.S., virtually all of which was originally accounted for in currencies other than the U.S. dollar. Upon translation into U.S. dollars, such reported net income would have increased or decreased, assuming a hypothetical 10% change in weighted- average foreign currency exchange rates against the U.S. dollar, by approximately $0.3 million

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Pubco Common Stock following the consummation of the Business Combination and the PIPE Investment by:

•	each person who is known to be the beneficial owner of more than 5% of shares of Pubco Common Stock;

•	each of Pubco’s current named executive officers and directors; and

•	all current executive officers and directors of Pubco as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, Pubco believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner)	Number of PubCo Shares	%
CTAC Sponsor (our sponsor)(1)	6,697,563	9.29%
Entities affiliated with ABRY Partners LLC(2)(3)	24,252,912	33.62%
Dotmar Investments Limited(4)	4,000,711	5.55%
TDJ Company LLC (5)	4,983,527	6.91%
Directors and Executive Officers
Romil Bahl	158,804	*
Puneet Pamnani	38,065	*
Bryan Lubel	18,171	*
Cheemin Bo-Linn	—	—
Timothy M. Donahue	—	—
Chan W. Galbato	—	—
Robert P. MacInnis	—	—
Michael K. Palmer	—	—
Tomer Yosef-Or	—	—
All Pubco directors and executive officers as a group (9 individuals)	40,149,753	100%

*	Less than one percent
(1)

Sponsor is the recordholder of the shares reported herein. The Sponsor is controlled by a board of managers comprised of Stephen A. Feinberg and Frank W. Bruno. Messrs. Feinberg and Bruno, as members of the board of managers of the Sponsor, have the sole right to exercise voting power with respect to the common stock held of record by the Sponsor, and have the sole right to consent to the transfer of such shares of common stock. The business address of the Sponsor is 875 Third Avenue, New York, New York 10022.

(2)

21,500,782 of the shares reported herein are owned directly by ABRY Partners VII, L.P. 1,240,202 of the shares reported herein are owned directly by ABRY Partners VII Co-Investment Fund, L.P. 24,316 of the shares reported herein are owned directly by ABRY Investment Partnership, L.P. 1,288,506 of the shares reported herein are owned directly by ABRY Senior Equity IV, L.P. 199,106 of the shares reported herein are owned directly by ABRY Senior Equity Co-Investment Fund IV, L.P.P.

(3)

ABRY Partners VII, L.P., ABRY Partners VII Co-Investment Fund, L.P., ABRY Investment Partnership, L.P., ABRY Senior Equity IV, L.P. and ABRY Senior Equity Co-Investment Fund IV, L.P. (collectively the “ABRY Funds”) are managed and/or controlled by ABRY Partners, LLC (“ABRY I”) and ABRY Partners II, LLC (“ABRY II”) and/or their respective affiliates. ABRY I and ABRY II are investment advisors registered with the SEC. Royce Yudkoff, as managing member of ABRY I and sole member of certain of its affiliates, has the right to exercise investment and voting power on behalf of ABRY Investment Partnership, L.P. Peggy Koenig and Jay Grossman, as equal members of

ABRY II and of certain of its affiliates, have the right to exercise investment and voting power on behalf of the ABRY Funds. Each of the Messrs. Yudkoff, Messrs. Grossman and Mses. Koenig disclaims any beneficial ownership of the securities held by the ABRY Funds other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of ABRY is 888 Boylston Street, Suite 1600, Boston, Massachusetts.
(4)

Dotmar Investments Limited is the recordholder of the shares reported herein. Richard Burston, as Chairman of Dotmar Investments Limited, has the right to exercise investment and voting power on behalf of Dotmar Investments Limited. Richard Burston disclaims any beneficial ownership of the securities held by the Dotmar Investments Limited other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Dotmar Investments Limited is First Floor, 7 Esplanade, St Helier, Jersey JE2 3QA Channel Islands.

(5)

TDJ Company LLC is the recordholder of the shares reported herein. TDJ Company LLC is a wholly-owned subsidiary of Terrdian CCPC. Terence Jarman, as President of Terrdian CCPC and Administrator of TDJ Company LLC, has the right to exercise investment and voting power on behalf of each of Terrdian CCPC and TDJ LLC. Mr. Jarman disclaims any beneficial ownership of the securities held by the TDJ Company LLC, other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of TDJ Company LLC is 10 High Point Rd, Toronto, Ontario M3B 2A4, Canada.

Directors and Executive Officers

The Company’s directors and executive officers after the consummation of the Business Combination, are described in the Proxy Statement/Prospectus in the section titled “Management of Pubco Following the Business Combination” and that information is incorporated herein by reference. Additionally, interlocks and insider participation information regarding the Company’s executive officers is described in the Proxy Statement/Prospectus in the section titled “Management of Pubco Following the Business Combination—Compensation Committee Interlocks and Insider Participation” and that information is incorporated herein by reference.

Executive Compensation

The executive compensation of Pubco’s executive officers is described in the Proxy Statement/Prospectus in the section titled “2020 Summary Compensation Table” and that information is incorporated herein by reference.

Director Compensation

The compensation of Pubco’s directors is described in the Proxy Statement/Prospectus in the section titled “Executive Compensation—Director Compensation” and that information is incorporated herein by reference.

Certain Relationships and Related Transactions

Certain relationships and related party transactions of Pubco are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Person Transactions” and are incorporated herein by reference.

Properties

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information about KORE—Facilities”, which is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information about KORE—Legal Proceedings”, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Shares of Pubco Common Stock and Pubco warrants began trading on the New York Stock Exchange under the symbols “KORE” and “KORE WS,” respectively, on October 1, 2021, in lieu of the shares, warrants and units of CTAC. Pubco has not paid any cash dividends on its shares of common stock to date. It is the present intention of

Pubco’s board of directors to retain all earnings, if any, for use in Pubco’s business operations and, accordingly, Pubco’s board does not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of Pubco’s board of directors. Further, the ability of Pubco to declare dividends may be limited by the terms of financing or other agreements entered into by it or its subsidiaries from time to time.

Information regarding CTAC’s Class A common stock, CTAC’s Class B common stock, CTAC’S warrants and CTAC’s units and related stockholder matters are described in the Proxy Statement/Prospectus in the section titled “Market Price and Dividend Information” and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Report concerning the issuance and sale by Pubco of certain unregistered securities, which is incorporated herein by reference.

Description of Registrant’s Securities

The description of Pubco’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of Securities” and is incorporated herein by reference.

Indemnification of Directors and Officers

Reference is made to the disclosure set forth in Item 1.01 of this Report under the section titled “Indemnification Agreements,” which is incorporated herein by reference.

Further information about the indemnification of Pubco’s directors and officers is set forth in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Person Transactions—Director and Officer Indemnification” and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth in the “Introductory Note—PIPE Investment” above is incorporated into this Item 3.02 by reference.

Pursuant to the Merger Agreement, as amended, in order to increase the liquidity of the post-closing public company following completion of the business combination, certain preferred stockholders of the ultimate parent company of KORE (the “Electing Holders”), elected to receive payment consisting of 4,000,000 shares of Common Stock to be issued by Pubco at $10.00 per share, in lieu of receiving cash consideration in the aggregate amount of $40,000,000, which such Electing Holders otherwise would have been entitled to receive. Additionally, in order to facilitate this liquidity enhancing election, the Sponsor, agreed to contribute 600,000 CTAC Class A Ordinary Shares to CTAC, which shares were cancelled by CTAC in conjunction with the issuance by Pubco of an additional 600,000 shares of Pubco Common Stock to the Electing Holders pursuant to the terms and upon the conditions set forth in Merger Agreement, as amended.

In addition and in connection with the Merger Agreement, certain advisors of CTAC and KORE agreed separately to receive a portion of their fees totaling approximately $2,000,000 in the form of Pubco Common Stock at a price of $10.00 per share, resulting in the issuance of 200,000 additional shares of Pubco Common Stock.

Pubco issued the foregoing shares of common stock in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Concurrently with the Closing, KORE Wireless, borrowed $95 million in exchange of senior unsecured exchangeable notes due 2028 (“Backstop Notes”) pursuant to an indenture, dated September 30, 2021, by and among Pubco, KORE Wireless and an affiliate of Fortress Credit Corp. (“Fortress”) (the “Indenture”). The Backstop Notes were issued at par, bearing interest at the rate of 5.50% per annum, and a maturity of seven years. The Backstop Notes are guaranteed by Pubco and may be exchangeable into Pubco Common Stock at $12.50 per share. At any time after the 2-year anniversary of the issuance of the Backstop Notes, Pubco may redeem the Backstop Notes for cash, force an exchange into shares of its common stock at $16.25 per share or settle with a combination of cash and an exchange. The Backstop Agreement contains a customary six-month lock up following the Closing, which prohibits Fortress from hedging the Backstop Notes by short selling Pubco’s Common Stock or hedging the notes via Pubco’s warrants or options.

Such description is qualified in its entirety by the text of the Indenture, which are included as Exhibit 10.4 to this Report and is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

The disclosure set forth under Item 5.03 of this Report is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

The disclosure set forth under the Introductory Note and in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Report is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officers and Directors

The disclosure set forth in the Sections entitled “Directors and Executive Officers” and “Certain Relationships and Related Transactions” in Item 2.01 of this Report is incorporated herein by reference.

Equity Awards Under the Incentive Plan

In connection with the Business Combination, our board of directors adopted the 2021 Incentive Award Plan (the “Incentive Plan”).

Employees, consultants and directors of the Company and employees and consultants of its subsidiaries, are eligible to receive awards under the Incentive Plan. The Incentive Plan will be administered by the Company’s board of directors, which may delegate its duties and responsibilities to one or more committees of the Company’s directors and/or officers (referred to collectively as the “plan administrator”). The plan administrator has the authority to take all actions and make all determinations under the Incentive Plan, to interpret the Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Plan as it deems advisable. The plan administrator also has the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan.

An initial aggregate of 10% of the issued and outstanding shares of the Company’s common stock are available for issuance under the Incentive Plan. Shares of the Company’s common stock are available for issuance under the Incentive Plan. The aggregate share limit under the Incentive Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031 by a number of shares equal to the lesser of (i) a number equal to 5% of the aggregate number of shares of Company common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of Company common stock as is determined by the Company’s board of directors. Subject to the adjustment provisions set forth in the Incentive Plan, the maximum amount of compensation that may be paid to any single non-employee member of the Company’s board of directors in respect of any single fiscal year (including awards under the Incentive Plan, determined based on the fair market value of such award as of the grant date, as well as any retainer fees, but excluding any amounts paid in respect of a director’s first year of service with the Company, and excluding any special committee fees) may not exceed $750,000.

The foregoing description of the Incentive Plan contained in this Item 5.02 does not purport to be complete and is subject to and qualified in its entirety by reference to such Incentive Plan, copies of which are included herewith as Exhibit 10.3.

Pursuant to the Incentive Plan, the plan administrator may grant to eligible recipients thereunder cash-based and/or equity-based awards pursuant to any form of award permitted under the Incentive Plan, which awards shall be subject to time-based vesting and/or performance-based vesting conditions as determined in the discretion of the plan administrator.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 29, 2021 and in connection with the Business Combination, Pubco amended and restated its certificate of incorporation, effective as of the Closing (as amended and restated, the “A&R Charter”), and amended and restated its bylaws (as amended, the “A&R Bylaws”), effective as of the Closing.

The material terms of each of the A&R Charter and the A&R Bylaws and the general effect upon the rights of holders of Pubco’s capital stock are discussed in the Proxy Statement/Prospectus in the sections titled “Proposal No. 3(A)-(D) —The Advisory Organizational Document Proposal”, which are incorporated herein by reference.

Copies of the A&R Charter and the A&R Bylaws are included as Exhibits 3.1 and 3.2 to this Report, respectively, and are incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, Pubco ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the sections titled “Proposal No. 1—The Business Combination Proposal”, which is incorporated herein by reference. Further, the information set forth in the Introductory Note and under Item 2.01 of this Report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The unaudited condensed consolidated financial statements of KORE as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 are set forth in Exhibit 99.2 hereto and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma combined financial information of KORE as of June 30, 2021 and for the six months ended June 30, 2021 and year ended December 31, 2020 is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of March 12, 2021, by and among the Registrant, King Corp Merger Sub Inc., King LLC Merger Sub, LLC, and Maple Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-255121) filed on August 10, 2021).

2.2†	Amendment No. 1 to Agreement and Plan of Merger, dated as of July 27, 2021, by and among the Registrant, King Pubco, Inc., King Corp Merger Sub Inc., King LLC Merger Sub, LLC and Maple Holdings Inc.

2.3†	Amendment No. 2 to Agreement and Plan of Merger, dated as of September 21, 2021, by and among the Registrant, King Pubco, Inc., King Corp Merger Sub Inc., King LLC Merger Sub, LLC and Maple Holdings Inc.

3.1	Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated By-Laws of the Company.

4.1†	Warrant Agreement, dated as of October 26, 2020, by and between Continental Stock Transfer & Trust Company and CTAC.

4.2	Assignment and Assumption Warrant Agreement, dated as of September 30, 2020, by and among Continental Stock Transfer & Trust Company, CTAC and the Registrant.

10.1	Form of Indemnification Agreement.

10.2	Investor Registration Rights Agreement, by and among the Company, and the holders party thereto.

10.3+	Equity Awards Incentive Plan.

10.4	Indenture, dated as of September 30, 2021, by and among the Company, KORE Wireless Group, Inc. and Drawbridge Special Opportunities Fund LP.

99.1	Press Release dated October 1, 2021.

99.2	The unaudited condensed consolidated financial statements of KORE as of June 30, 2021 and for the six months ended June 30, 2021 and 2020.

99.3	The unaudited pro forma combined financial information of KORE as of June 30, 2021 and for the six months ended June 30, 2021 and year ended December 31, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

+	Indicates a management contract or compensatory plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORE Group Holdings, Inc.

Date: October 6, 2021	By:	/s/ Romil Bahl
	Name:	Romil Bahl
	Title:	Chief Executive Officer